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                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                              WALLACE COMPUTERS, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                               GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

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          applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

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          [X]  Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for
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               previous filing by registration statement number, or the
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               4)   Date Filed:

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News Release

CONTACT:
Stanley J. Kay
MacKenzie Partners, Inc.

(212) 929-5940

FOR IMMEDIATE RELEASE:

New York, NY, October 8, 1996-Guy P. Wyser-Pratte, President of Wyser-Pratte & Co., Inc., expanded on his views today regarding the actions of the Wallace Computer Services, Inc. board of directors during the Moore tender offer and proxy contest last year and on the validity of his proposed Shareholder Rights By-law.

Mr. Wyser-Pratte, who has commenced a proxy contest in opposition to the Wallace management and board, commented on the reasons for his belief that "the Wallace Board has committed some of the most egregious offenses against its shareholders" he has seen in his 30-year investing history.

Wyser-Pratte views the board's actions as egregious because the board prevented shareholders from having the last word on an offer that a majority of the shareholders supported. Shareholders showed that support last year by tendering 73.9% of the Wallace stock into the Moore offer and by electing the Moore nominees. On December 12, 1995, after the Wallace annual meeting and the announcement of the court's decision in the Moore-Wallace litigation, 62.9% of the shares were still tendered and not withdrawn. Wyser-Pratte believes that some shareholders withdrew their shares because they did not believe the offer would be consummated in a short period of time and they wanted to have access to their shares.

The court in the Moore-Wallace litigation found that the actions of the Wallace board were a reasonable response to a threat that "shareholders, because they are uninformed, will cash out before realizing the fruits "of Wallace's technological innovations. With all due respect, Wyser-Pratte believes that the court's opinion betrayed a paternalistic view of the relationship between the company's board of directors and its shareholders and that shareholders, rather than the board of directors, should make the ultimate decision on the time and price at which their shares should be sold.


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Wyser-Pratte  also  reiterated  his view that there is "strong  support" for the
Shareholder Rights By-law in Delaware law. Wyser-Pratte recognizes that Delaware courts have not considered the validity of a by-law similar to the Shareholder Rights By-law, and therefore have not resolved questions regarding its validity. Wyser-Pratte believes, however, that the Delaware General Corporation Law's grant of authority to shareholders to adopt by-laws relating to "the rights or powers of its stockholders, directors, officers or employees" authorizes the enactment of the By-law. Wyser-Pratte has commenced an action in the United
States  District  Court  for  the  Northern   District  of  Illinois  seeking  a
declaratory judgment that the Shareholder Rights By-law is valid as a matter of Delaware law.

                                   * * * * *

NOTE TO EDITORS: For a copy of Mr. Wyser-Pratte's proxy materials, please contact MacKenzie Partners, Inc. at (800) 322-2885